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                                                               Exhibit 3.4

                              ARTICLES OF AMENDMENT

         1. The name of the corporation is IT Staffing Ltd.

         2. The name of the corporation is changed to (if applicable)

         3. Date of incorporation: 1994 February 11

         4. The articles of the corporation are amended as follows:

                  A. The authorized shares of the Corporation are amended by removing the maximum number of common shares that the Corporation is authorized to issue so that after giving effect to the foregoing, the Corporation is authorized to issue common shares in an unlimited number.

                  B. Article 8 of the articles of the Corporation with respect to the issue, transfer or ownership of shares is amended by deleting the word "None" and substituting the following in its place:

                           No share shall be transferred without either:

                           (a) the consent of the directors expressed by resolution or by an instrument or instruments signed by a majority of the directors, which consent may be given either prior or subsequent to the time of transfer of such shares: or

                           (b) the consent of the holders of more than 50% of the outstanding voting shares of the Corporation expressed by resolution or by an instrument or instruments signed by such holders, which consent may be given either prior or subsequent to the time of transfer of such shares.

                  C. Article 9 of the articles of the Corporation with respect to other provisions is amended by deleting the word "Nil" and substituting the following in its place:

                           (a) The number of shareholders of the Corporation,
exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after the termination of that employment to be shareholders of the Corporation, is limited to not more than 50, 2 or more persons who are the joint registered owners of 1 or more shares being counted as I shareholder.

                           (b) Any invitation to the public to subscribe for securities of the Corporation is prohibited.


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                           (c) The Corporation shall be entitled to a lien on a
share registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Corporation.

                           (d) The directors may, without authorization of the
shareholders, hypothetic any property, movable or immovable, present or future, which the Corporation may own.

         5. The amendment has been duly authorized as required by Sections 168 and 170 (applicable) of the Business Corporations Act.

         6. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on 15th April, 1998.

         These articles are signed in duplicate.


                                    IT Staffing Ltd.
                                    ---------------------------------------
                                    Name of Corporation


                                    By: /s/ Declan French
                                    ---------------------------------------
                                            Director